Filed Pursuant to Rule 424(b)(3)
Registration No. 333-265588

J.P. MORGAN REAL ESTATE INCOME TRUST, INC.

SUPPLEMENT NO. 5 DATED OCTOBER 7, 2022

TO THE PROSPECTUS DATED JULY 22, 2022

This prospectus supplement (the “Supplement”) is part of and should be read in conjunction with the prospectus of J.P. Morgan Real Estate Income Trust, Inc., dated July 22, 2022 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to disclose the closing of our acquisition of the IOS Facility, an industrial outdoor storage site.

Acquisition of Industrial Outdoor Storage Site

As described in “Investment Portfolio—Potential Property Acquisitions—Industrial Storage Site” in the Prospectus, on June 23, 2022, we entered into a purchase agreement to acquire the IOS Facility, a 9.7-acre industrial outdoor storage site located in the greater Philadelphia metropolitan area for an aggregate purchase price of $19.7 million, exclusive of closing costs. On October 7, 2022, we closed the acquisition. The acquisition was funded with the proceeds of our sale of shares of our common stock and borrowings from our Credit Agreement.